EXHIBIT 99.1

                [LETTERHEAD OF DYNAMIC MATERIALS CORPORATION]




                         DYNAMIC MATERIALS CORPORATION
                    TO ACQUIRE SPIN FORGE, LLC - COMPLETES
                            PURCHASE OF AMK WELDING

           DMC FURTHER ENTERS INTO COMMERCIAL AEROSPACE/DEFENSE AND COMMERCIAL AIRCRAFT PARTS MANUFACTURING THROUGH ACQUISITIONS


FOR IMMEDIATE RELEASE
Wednesday, January 28, 1998

Contact: Richard A. Santa                 Mark W. Jarman
         Chief Financial Officer          Investor Relations
         Dynamic Materials Corporation    Dynamic Materials Corporation
         303-604-3938                     303-604-3923

LAFAYETTE, CO--Dynamic Materials Corporation, (Nasdaq: BOOM), 'DMC,' and Spin Forge, LLC have entered into a Letter of Intent for DMC to acquire the assets of Spin Forge, LLC. The acquisition is subject to the parties reaching an agreement on the final terms of the transaction, the completion of due diligence and the approval of DMC's Board of Directors.

Spin Forge, headquartered in El Segundo, California, is one of the country's leading manufacturers of tactical missile motor cases and titanium tanks for commercial aerospace. "Spin Forge enjoys a number of strategic strengths, including sole-source supplier status on several projects and the ability to 'spin form' exceptionally large metal parts using what is believed to be among the largest capacity Computer Numerically Controlled (CNC) spin-forging equipment for such work in North America," said Paul Lange, president and chief executive officer of DMC. Lange continued, "Our sales and marketing organization already has extensive


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experience promoting large sheet-metal parts manufactured utilizing DMC's explosion forming technology. We believe the acquisition will make this combination of companies particularly complementary."

Separately, on January 5, 1998, DMC completed the acquisition of the assets and business of AMK Welding (AMK), headquartered in South Windsor, CT. AMK is a leading supplier of commercial aircraft and aerospace-related automatic and manual gas tungsten and arc welding (GTAW) services. AMK has considerable expertise in vacuum-controlled atmosphere purged chamber welding -- a critical capability when welding titanium, zirconium, high temperature nickel alloys and other speciality alloys. According to Lange, DMC's plans are to continue to operate AMK's business, to build on AMK's proprietary technologies, and to grow the organization's production capacity to satisfy customers' demands.

The unaudited 1997 revenues for Spin Forge and AMK Welding were approximately $6.5 million and $1.2 million, respectively.

Lange concluded, "These acquisitions are in line with our strategy to diversify DMC while building capabilities that complement our existing business. We continue to identify additional opportunities for acquisition and growth."

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the timing and size of orders by major customers, customer inventory levels, retention of key customers, shifts in product mix, the availability and timing of potential future acquisitions, the occurrence of acquisition-related costs, general economic conditions as they affect the Company's key


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customers, as well as the other risks detailed from time to time in the
Company's SEC reports, including the report on Form 10-KSB for the year ended December 31, 1996.

Based in Lafayette, Colorado, Dynamic Materials Corporation is an established leader in the use of high energy metal working, producing explosion bonded clad metal plates and a variety of metal fabrications for commercial aircraft, aerospace and defense industries.


             FOR MORE INFORMATION ON DYNAMIC MATERIALS CORPORATION VISIT THE COMPANY'S WEB SITE AT WWW.DYNAMICMATERIALS.COM

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